Exhibit 4.4

SECOND AMENDMENT dated as of May 27, 2004 (this ”Amendment“), to the Amended and Restated Term Loan and Revolving Credit Agreement dated as of February 19, 2004, as amended as of April 16, 2004 (as amended, supplemented or otherwise modified from time to time, the ”Credit Agreement“), among THE GOODYEAR TIRE & RUBBER COMPANY (the “Borrower“), the lenders from time to time party thereto (the “Lenders“), JPMORGAN CHASE BANK, as administrative agent for the Lenders (in such capacity, the “Administrative Agent“), CITICORP USA, INC., as Syndication Agent, BANK OF AMERICA, N.A., as Documentation Agent, THE CIT GROUP/BUSINESS CREDIT, INC., as Documentation Agent, and GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent.

          WHEREAS, pursuant to the terms and conditions of the Credit Agreement, the Lenders have extended and agreed to extend credit to the Borrower; and

          WHEREAS, the Borrower has requested, and the Majority Lenders are willing to agree, that the Credit Agreement be amended on the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

          SECTION 1. Defined Terms. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Credit Agreement.

          SECTION 2. Amendment to Section 5.01 of the Credit Agreement. Section 5.01(b) of the Credit Agreement is hereby amended by inserting after the phrase “within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower” the following: “(or, in the case of the fiscal quarter ended March 31, 2004, before July 1, 2004)”.

          SECTION 3. Amendment to Section 7.01 of the Credit Agreement. Paragraph (d) of Section 7.01 of the Credit Agreement is hereby amended by inserting after the phrase “Section 5.01(a) (solely with respect to the Borrower’s fiscal year ended December 31, 2003 and the Borrower’s annual operating plan to be delivered in 2004),” the following: “5.01(b) (solely with respect to the Borrower’s fiscal quarter ended March 31, 2004),”.

          SECTION 4. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:

          (a) No Default has occurred and is continuing on the date hereof or will have occurred and be continuing at the time the amendments provided for herein become effective under Section 5.

          (b) All representations and warranties of the Borrower set forth in the Credit Agreement are true and correct in all respects material to the rights or interests of the Lenders on and as of the date hereof, and will be true and correct at the time the amendments provided for herein become effective under Section 5, except to the extent such representations and warranties relate to an earlier date.

          SECTION 5. Conditions Precedent to Effectiveness. This Amendment shall become effective when the Administrative Agent shall have received counterparts hereof duly executed and delivered by Lenders representing the Majority Lenders (the date on which this Amendment becomes effective being called the “Effective Date“).

          SECTION 6. No Other Amendments or Waivers; Confirmation. Except as expressly amended hereby, the provisions of the Credit Agreement are and shall remain in full force and effect as set forth in the Credit Agreement. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement in similar or different circumstances. This Amendment shall be a Credit Document for all purposes of the Credit Agreement.

          SECTION 7. Expenses. The Borrower agrees to pay or reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent.

          SECTION 8. Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

          SECTION 9. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be delivered by facsimile transmission of the signature pages hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

THE GOODYEAR TIRE & RUBBER COMPANY,

By
/s/ R W Tieken

Name: R W Tieken
Title: Chief Financial Officer

JPMORGAN CHASE BANK, individually and as
Administrative Agent and Collateral Agent,

By
/s/ Robert P. Kellas

Name: Robert P. Kellas Title: Vice President

[Remaining Signature Pages Intentionally Omitted]